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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:         December 31, 2001
                                         Estimated average burden
                                         hours per response ........... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

EDELMAN                  ASHER               BARRY
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   (Last)               (First)              (Middle)

C/O EDELMAN COMPANIES
   717 FIFTH AVENUE
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                        (Street)

               15TH FLOOR
      NEW YORK, NY                            10022
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


9/25/00
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3. IRS Identification Number or Reporting Person, if any entity (voluntary)



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4. Issuer Name and Ticker or Trading Symbol


TREND MINING COMPANY - "TRDM"
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

FORM 3 (CONTINUED)

                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
COMMON STOCK                  900,000                  D
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COMMON STOCK                  900,000                  I                   SEE NOTE 1
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v). POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (OVER)
                                                                 SEC 1473 (3-99)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date                                                      Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------------------------------------------     ative           Security:
                                                                         Amount         Security        Direct
                           Date       Expira-            Title           or                             (D) or
                           Exer-      tion                               Number                         Indirect
                           cisable    Date                               of                             (I)
                                                                         Shares                         (Instr. 5)
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
Warrants to purchase
  common stock             6/9/00      9/20/03         Common Stock        500,000        $0.40             I         SEE NOTE 2
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

Explanation of Responses:

(1) Mr. Edelman has voting and dispositive control with respect to 900,000 shares owned by the Edelman Family Partnership and several individuals.

(2) Mr. Edelman has voting and dispositive control with respect to warrants to purchase 500,000 shares owned by Asher B. Edelman and Associates LLC.



              /s/  Asher B. Edelman                          Sept. 22, 2000
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




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